Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
November 6, 2007	Ginny Dunn
7:00 a.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
240-864-2643
ENTREMED REPORTS THIRD QUARTER 2007
FINANCIAL RESULTS
     ROCKVILLE, MD — November 6, 2007 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three and nine-month periods ending September 30, 2007.
     Revenues for the third quarter 2007 were approximately $3,520,000 versus $3,023,000 for the comparable period a year ago. The Company reported a net loss for the third quarter of approximately ($3.0 million), or ($0.04) per share. This compares with a net loss of approximately ($3.5 million), or ($0.05) per share for the same period last year.
     Revenues for the nine months ending September 30, 2007 were approximately $3,520,000 versus $3,023,000 for 2006. Reported net loss for the first nine months of 2007 was ($18.6 million), or ($0.23) per share as compared to ($44.3 million) or ($0.63) per share for 2006. The 2006 nine-month net loss includes a non-cash charge of $29.5 million resulting from the acquisition of Miikana Therapeutics in January 2006. Excluding the non-cash charge, the Company’s net loss for the first nine months of 2006 was ($14.8 million). As of September 30, 2007, EntreMed had cash and short-term investments of approximately $50.6 million.
     Dane R. Saglio, EntreMed Chief Financial Officer, commented, “Royalty revenues recorded in the third quarter 2007 represent an increase over the same period last year as we continue to benefit from the increase in sales of Celgene’s Thalomid®. As a result of additional programs heading towards clinical development in 2008, we expect research and development expenses to trend up in the fourth quarter and into 2008. With the completion of the recent secured financing, we are reporting over $50 million in cash and short-term investments, an amount that will fund planned operations into 2009.”

     James S. Burns, EntreMed President and Chief Executive Officer, commented, “Our progress for the first nine months of 2007 is consistent with both our guidance and my expectations. We continue to make progress with both our clinical and preclinical programs and are on track to achieve the remainder of our 2007 milestones. We are also continuing to build our oncology drug development expertise through selective additions to the management team. Last month we announced the addition of Dr. Kenneth W. Bair as Senior Vice President, Research and Development. Building a focused pipeline of multi-mechanism drug candidates with an experienced team to manage their development remain primary goals for the Company.”
     As previously announced, Mr. Burns will give a corporate overview today during the Rodman & Renshaw 9th Annual Healthcare Conference. Mr. Burns’ presentation is scheduled for 10:15 a.m. (ET) this morning and will be web cast. To access the live presentation, visit the Company’s web site at www.entremed.com. An archive of the presentation will be available on the web site for approximately 90 days. EntreMed anticipates conducting a Company update call, including preliminary guidance for 2008, in December. Dial-in information for the call will be disseminated in a separate announcement.
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® NCD (2-methoxyestradiol or 2ME2) is currently in multiple Phase 2 clinical trials for cancer. MKC-1, an oral cell-cycle regulator, is in multiple Phase 1 and 2 studies for cancer. ENMD-1198, a novel tubulin-binding agent, is in Phase 1 studies in advanced cancers. Panzem® is also in preclinical development for rheumatoid arthritis, and ENMD-2076, a dual-acting Aurora-angiogenesis inhibitor, is in preclinical development for cancer. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell-cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
September 30,

	2007	2006
Total revenues	$3,520,259	$3,023,185

Research and development	5,109,257	5,544,134

General and administrative	1,706,451	1,497,612

Acquired in-process research and development	0	0

Net Loss	(3,035,346)	(3,524,998)

Net Loss per share (basic and diluted) attributable to common shareholders	$(0.04)	$(0.05)

Weighted average number of shares outstanding (basic and diluted)	84,223,912	73,288,499
Nine Months Ended
September 30,

	2007	2006
Total revenues	$3,520,259	$3,023,185

Research and development	18,089,240	13,813,440

General and administrative	5,407,588	5,256,958

Acquired in-process research and development	0	29,481,894

Net Loss	(18,643,625)	(44,261,425)

Net Loss per share (basic) attributable to common shareholders	$(0.23)	$(0.63)

Weighted average number of shares outstanding (basic)	84,015,999	70,952,694

Cash and short-term investments	$50,644,261	$39,428,618
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